Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Craig A. Lampo
Senior Vice President and
Chief Financial Officer
203-265-8625
www.amphenol.com

SECOND QUARTER 2016 RECORD RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut. July 20, 2016.  Amphenol Corporation (NYSE:APH) reported today second quarter 2016 GAAP diluted earnings per share of $0.65 compared to $0.56 for the comparable 2015 period.  GAAP diluted earnings per share for the second quarter 2015 included a charge for acquisition-related transaction costs of $6 million ($0.02 per share).  Excluding the effect of this item, second quarter 2015 adjusted diluted earnings per share was $0.58.  Sales for the second quarter of 2016 were a record $1.548 billion compared to $1.351 billion for the comparable 2015 period. Currency translation had the effect of decreasing sales by approximately $9 million in the second quarter of 2016 compared to the 2015 period.

For the six months ended June 30, 2016, GAAP diluted earnings per share was $1.15, compared to $1.13 for the comparable 2015 period.  The 2016 period includes a charge for acquisition-related costs of $30 million ($0.09 per share) relating to the acquisition of FCI Asia Pte Ltd (FCI) on January 8, 2016. Acquisition-related costs include external transaction costs, amortization related to the value associated with acquired backlog and restructuring charges.  The 2015 period includes the $6 million ($0.02 per share) charge for acquisition-related transaction costs described above.  Excluding the effect of these items, the adjusted diluted earnings per share for the six months ended June 30, 2016 and 2015 was $1.24 and $1.15, respectively.  Sales for the six months ended June 30, 2016 were $2.999 billion compared to $2.679 billion for the 2015 period.  Currency translation had the effect of decreasing sales by approximately $28 million for the first six months of 2016 compared to the 2015 period.

Amphenol President and Chief Executive Officer, R. Adam Norwitt, stated, “We are very pleased to report results above the high end of our guidance for the second quarter 2016, with record sales of $1.548 billion and diluted EPS of $0.65.  We achieved these results despite the ongoing uncertainty in the global economy.  Compared to the second quarter 2015, sales increased by 15%, with growth in the information technology and data communications, mobile networks, industrial, broadband, automotive and mobile devices markets driven by contributions from the Company’s successful acquisition program as well as organic strength offset in part by modest declines in the military and commercial aerospace markets. Our unique entrepreneurial culture continues to enable strong operating results, as demonstrated by the Company’s operating margins reaching 19.4% in the second quarter 2016.  This excellent profitability, especially considering the currently lower than Company average operating margins of FCI, is a direct result of our dynamic management team’s ability to drive disciplined operational execution together with an unrelenting focus on all elements of cost.  We are pleased with the continued progress made by the FCI team after joining Amphenol, as they are now capitalizing on a wide range of opportunities to drive stronger long-term performance.   Operating cash flow in the quarter was $243 million, a clear confirmation of the quality of the Company’s earnings.  I am very proud of our organization as we continue to execute extremely well in an uncertain market environment.”

“The Company continues to expand its growth opportunities through a deep commitment to developing enabling technologies for customers in all markets, an ongoing strategy of market and geographic diversification, as well as an active acquisition program. As part of that program, in mid-July, the Company acquired both AUXEL FTG (Auxel) and Custom Cable.  Auxel, based in France, is a global manufacturer of power busbars and power interconnect solutions to customers in the industrial and information technology and data communications markets with annual sales of approximately $50 million.  Custom Cable, based in Florida, is a high service supplier of fiber optic and copper cable assemblies to the information technology and data communications market, with annual sales of approximately $30 million.  These acquisitions strengthen the Company’s global capabilities and enhance our product offering in these important end markets.”

“In addition to our successful acquisition program, the Company continues to deploy its financial strength in a variety of ways to increase shareholder value.  This includes the purchase, during the quarter, of 1.0 million shares of the Company’s stock pursuant to our stock repurchase plan, bringing total repurchases for the plan to over 6.5 million shares.”

“The current global economic environment remains volatile and uncertain.  Considering this environment and based on current currency exchange rates, we expect third quarter 2016 sales in the range of $1.543 billion to $1.583 billion and diluted EPS in the range of $0.67 to $0.69.  For the full year 2016, we now expect to achieve sales in the range of $6.120 billion to $6.200 billion, an increase over 2015 of 10% to 11% and adjusted diluted EPS of $2.60 to $2.64 for the full year 2016, an increase of 7% to 9% over 2015.    This compares to our prior full year 2016 guidance of $6.080 billion to $6.200 billion in sales and $2.56 to $2.62 in adjusted diluted EPS.  Adjusted diluted earnings per share excludes any one time or non-recurring items including those described herein relating to acquisition costs.  On a GAAP basis, we expect diluted EPS of $2.51 to $2.55 for the full year 2016, an increase of 4% to 6% over 2015.”

“Notwithstanding the uncertain environment, we remain extremely excited about the future.  The electronics revolution continues to create a significant, long-term growth opportunity for Amphenol, with new applications and higher performance requirements driving increased demand for our high technology products across all of our end markets.  Our ongoing actions to strengthen our competitive advantages and build sustained financial strength, as well as our initiatives to broaden and diversify our high technology product offering both organically and through our successful acquisition program, have created a solid base for future performance.  I am confident in the ability of our outstanding management team to dynamically adjust to the constantly changing market environment, to continue to generate strong profitability and to further capitalize on the many opportunities to expand our market position.”

The Company will host a conference call to discuss its second quarter results at 1:00 PM (EDT) Wednesday, July 20, 2016.  The toll free dial-in number to participate in this call is 888-455-0949; International dial-in number is 773-799-3973; Passcode:  LAMPO.  There will be a replay available until 10:59 P.M. (EDT) on Saturday, August 20, 2016.  The replay numbers are toll free 888-568-0133; International toll number is 402-530-7800; Passcode: 7183.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/investors/webcasts.php.

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2015, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars and shares in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net sales	$1,548.2	$1,351.5	$2,999.4	$2,678.6

Cost of sales	1,050.9	919.0	2,042.8	1,821.6

Gross profit	497.3	432.5	956.6	857.0

Acquisition-related expenses	—	5.7	30.3	5.7

Selling, general and administrative expense	197.0	166.1	386.5	330.4

Operating income	300.3	260.7	539.8	520.9

Interest expense	(18.0)	(17.1)	(36.1)	(34.1)
Other income, net	1.7	4.2	2.7	8.3

Income before income taxes	284.0	247.8	506.4	495.1

Provision for income taxes	(75.3)	(67.2)	(139.2)	(132.7)

Net income	208.7	180.6	367.2	362.4
Less: Net income attributable to noncontrolling interests	(2.2)	(1.6)	(4.0)	(3.6)

Net income attributable to Amphenol Corporation	$206.5	$179.0	$363.2	$358.8

Net income per common share - Basic	$0.67	$0.58	$1.18	$1.16

Weighted average common shares outstanding - Basic	308.2	308.9	307.9	309.5

Net income per common share - Diluted (1) (2)	$0.65	$0.56	$1.15	$1.13

Weighted average common shares outstanding - Diluted	315.4	316.9	314.8	317.4

Dividends declared per common share	$0.14	$0.125	$0.28	$0.25

Note 1

Earnings per share for the six months ended June 30, 2016 included a charge for acquisition-related costs of $30.3 million, or $0.09 per share, relating to our acquisition of FCI Asia Pte Ltd on January 8, 2016.  Acquisition-related costs include external transaction costs, amortization related to the value associated with acquired backlog and restructuring charges.  Excluding this effect, diluted earnings per share was $1.24 for the six months ended June 30, 2016.

Note 2

Earnings per share in the three and six months ended June 30, 2015 included acquisition-related expenses of $5.7 million, or $.02 per share, relating to acquisitions closed as well as announced in the second quarter of 2015.  Excluding this effect, diluted earnings per share was $0.58 and $1.15 for the three and six months ended June 30, 2015, respectively.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in millions)

	June 30,	December 31,
	2016	2015
ASSETS

Current Assets:
Cash and cash equivalents	$794.0	$1,737.2
Short-term investments	30.7	23.2
Total cash, cash equivalents and short-term investments	824.7	1,760.4
Accounts receivable, less allowance for doubtful accounts of $25.1 and $25.6, respectively	1,257.3	1,104.6
Inventories	926.6	851.8
Other current assets	149.5	133.2

Total current assets	3,158.1	3,850.0

Land and depreciable assets, less accumulated depreciation of $969.6 and $900.9, respectively	692.8	609.5
Goodwill	3,641.7	2,692.9
Intangibles and other long-term assets	534.4	306.0

	$8,027.0	$7,458.4

LIABILITIES & EQUITY

Current Liabilities:
Accounts payable	$645.1	$587.8
Accrued salaries, wages and employee benefits	125.1	105.6
Accrued income taxes	66.8	81.8
Other accrued expenses	219.5	189.7
Accrued dividends	43.2	43.2
Current portion of long-term debt	0.3	0.3

Total current liabilities	1,100.0	1,008.4

Long-term debt, less current portion	2,834.6	2,813.2
Accrued pension benefit obligations and other long-term liabilities	518.5	358.4

Equity:
Common stock	0.3	0.3
Additional paid-in capital	890.2	783.3
Retained earnings	2,972.9	2,804.4
Accumulated other comprehensive loss	(328.8)	(349.5)

Total shareholders’ equity attributable to Amphenol Corporation	3,534.6	3,238.5

Noncontrolling interests	39.3	39.9

Total equity	3,573.9	3,278.4

	$8,027.0	$7,458.4

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in millions)

	Six months ended
	June 30,
	2016	2015

Cash from operating activities:
Net income	$367.2	$362.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	112.4	83.5
Stock-based compensation expense	23.2	20.2
Excess tax benefits from stock-based compensation payment arrangements	(16.5)	(9.1)
Net change in components of working capital	(62.6)	(44.3)
Net change in other long-term assets and liabilities	14.1	10.1

Net cash provided by operating activities	437.8	422.8

Cash from investing activities:
Purchases of land and depreciable assets	(89.1)	(85.2)
Proceeds from disposals of land and depreciable assets	3.4	2.3
Purchases of short-term investments	(33.0)	(113.6)
Sales and maturities of short-term investments	25.2	319.8
Acquisitions, net of cash acquired	(1,185.8)	(171.8)

Net cash used in investing activities	(1,279.3)	(48.5)

Cash from financing activities:
Long-term borrowings under credit facilities	—	125.0
Repayments of long-term debt	—	(211.0)
Borrowings under commercial paper program, net	18.1	172.5
Payment of costs related to debt financing	(3.0)	—
Proceeds from exercise of stock options	67.8	40.2
Excess tax benefits from stock-based compensation payment arrangements	16.5	9.1
Distributions to shareholders of noncontrolling interests	(4.1)	(4.4)
Purchase and retirement of treasury stock	(108.4)	(143.6)
Dividend payments	(86.3)	(77.5)

Net cash used in financing activities	(99.4)	(89.7)

Effect of exchange rate changes on cash and cash equivalents	(2.3)	(10.7)

Net change in cash and cash equivalents	(943.2)	273.9
Cash and cash equivalents balance, beginning of period	1,737.2	968.9

Cash and cash equivalents balance, end of period	$794.0	$1,242.8

Cash paid for:
Interest	$34.0	$32.0
Income taxes	138.7	128.7

AMPHENOL CORPORATION

SEGMENT INFORMATION

(Unaudited)

(dollars in millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015

Net sales:
Interconnect Products and Assemblies	$1,456.0	$1,268.7	$2,823.8	$2,511.3
Cable Products and Solutions	92.2	82.8	175.6	167.3
Consolidated	$1,548.2	$1,351.5	$2,999.4	$2,678.6

Operating income:
Interconnect Products and Assemblies	$309.0	$277.9	$590.1	$548.8
Cable Products and Solutions	13.7	9.7	24.8	20.0
Stock-based compensation expense	(11.7)	(10.1)	(23.2)	(20.2)
Other operating expenses	(10.7)	(11.1)	(21.6)	(22.0)
Operating income, excluding one-time items	300.3	266.4	570.1	526.6

Acquisition-related expenses	—	(5.7)	(30.3)	(5.7)
Consolidated	$300.3	$260.7	$539.8	$520.9

ROS%:
Interconnect Products and Assemblies	21.2%	21.9%	20.9%	21.9%
Cable Products and Solutions	14.9%	11.8%	14.1%	11.9%
Stock-based compensation expense	-0.8%	-0.7%	-0.8%	-0.8%
Other operating expenses	-0.7%	-0.8%	-0.7%	-0.8%

ROS, excluding one-time items	19.4%	19.7%	19.0%	19.7%

Acquisition-related expenses	0.0%	-0.4%	-1.0%	-0.3%
Consolidated	19.4%	19.3%	18.0%	19.4%